Exhibit 99.1
TSB Financial Corporation
The Scottish Bank announces 10.5% increase in earnings.
Charlotte, NC — February 21, 2007
TSB Financial Corporation (OTC BB: TSBC.OB), headquartered in Charlotte, NC is the holding company for The Scottish Bank. The Company, with approximately $196 million in assets, announced record earnings of $1.216 million for the year ended December 31, 2006. Total assets grew 14.5% from $171.1 million a year ago. The growth was led by loan growth of $19.7 million. President and CEO John B. Stedman, Jr. stated that he was pleased to see that the growth in loans is fueling asset growth while maintaining high asset quality standards.
Asset quality remains strong at December 31, 2006; the company had non-accrual loans of $1.9 million compared to impaired loans of $845 thousand a year earlier. These loans are primarily made up of two relationships and are expected to be resolved during the 1st quarter of 2007 with no additional expenses. At December 31, 2006 the Bank had no watch list loans. During the 4th quarter of 2006, the company revised its methodology for the allowance for loan losses. The revised methodology reflects the strong loan quality and low historical loan losses. The result of the revised methodology is an allowance for loan losses of 1.17% of outstanding loans compared to a 1.30% of outstanding loans a year ago.
Also, during the fourth quarter, the company sold $4.8 million of securities for a loss of $149 thousand. These securities were sold as part of a business strategy to enhance the net interest margin. The company does not plan to sell securities in the near future.
“I am excited to welcome Robert Dunn, Russell Jones and Heather Osterweil, three new commercial loan officers, to our banking family” stated President and CEO John B. Stedman, Jr. The Scottish Bank operates four branches and a loan office in the Charlotte area. More information is available at www.thescottishbank.com or by calling 704-331-8686.
Contact:
Fernando Ycaza, 704-331-8686
Marketing and Corporate Communications
Jan H. Hollar,
Chief Financial Officer